Exhibit 99.1

August 14, 2017

Board of Directors

Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, CA 94111

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 8, 2017, to the Board of Directors of Digital Realty Trust, Inc., a Maryland corporation (“DLR”), as Annex D to, and to the reference thereto under the headings “SUMMARY — Opinions of Financial Advisors — Opinions of BofA Merrill Lynch and Citi,” “THE MERGERS — Recommendation of the DLR Board and Its Reasons for the Mergers” and “THE MERGERS — Opinions of DLR’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed merger involving DLR and Dupont Fabros Technology, Inc., a Maryland corporation, which joint proxy statement/prospectus forms a part of DLR’s Amendment No. 1 to the Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED